EXHIBIT 5.1

Lang  Michener

BARRISTERS & SOLICITORS PATENT & TRADE MARK AGENTS

Toronto
Vancouver
Ottawa

BCE Place, P.O. Box 747, Suite 2500
181 Bay Street, Toronto, Ontario, Canada M5J 2T7
Telephone  (416) 360-8600
Facsimile  (416) 365-1719


May 8, 2002

Diversinet  Corp.
2225 Sheppard Avenue East, 17th Floor
Toronto,  Ontario
M2J  5C2


Dear  Sirs:

RE:  DIVERSINET CORP.  (THE "COMPANY")

We have acted as special Canadian counsel to the Company in connection with the issue and sale by the Company on April 4, 2002 of 5,186,708 units (the "Units"), with each Unit consisting of one common share in the capital of the Company and three-quarters of a share purchase warrant pursuant to stock purchase agreements (the "Purchase Agreements") dated March 27, 2002 among the Company and each of the parties thereto. The common shares and share purchase warrants forming part of the Units are referred to herein as the Common Shares and Warrants respectively.

We consent to the filing of our opinion as an exhibit to the registration statement (the Registration Statement) of the Company on Form F-3 dated May 8, 2002 to be filed with the Securities and Exchange Commission pursuant to the United States Securities Act of 1933.

In connection with rendering this opinion,

(a) we have reviewed the following documents: (i) the form of the Purchase Agreements and execution pages thereto; and (ii) certificates representing the Common Shares and Warrants;

(b) we have examined originals, photocopies, certified copies of facsimiles of such public records and certificates and have considered such questions of law as we have deemed relevant and necessary in order to render the opinion hereinafter expressed;

(c) we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as photostatic, certified or facsimile copies and the authenticity of the originals of all photostatic or facsimile copies;

(d) we have assumed original copies of the executed Purchase Agreements are in the form provided to us by the Company;

Lang  Michener

BARRISTERS & SOLICITORS PATENT & TRADE MARK AGENTS


(e) for the purposes of our opinion in paragraph 1, we have relied exclusively upon a certificate of status issued under the Business Corporations Act
     (Ontario)  dated  as  of  the  dated  May  7,  2002;

(f) as to certain matters of fact, we have relied solely on a certificate from the President and Chief Executive Officer of the Company dated April 4, 2002 and have assumed that a current dated certificate would be provided if requested.

Although we are qualified to practice law in the Provinces of Ontario and British Columbia, our opinions are limited to the laws and of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon and subject to the foregoing and to the qualifications herein expressed, we are of the opinion that:

1. The Company is a corporation incorporated under the laws of Ontario, Canada and has not been dissolved.

2. The issuance and delivery of the Common Shares and Warrants in accordance with the terms of the Purchase Agreements has been duly authorized.

3. The issuance and delivery of the Common Shares initially issuable upon exercise of the Warrants (the "Warrant Shares"), in accordance with the terms of the Warrants, has been duly authorized.

4. The Common Shares were duly and validly issued, fully paid and nonassessable.

5. The Warrant Shares, when issued in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is provided solely for the benefit of the Company. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any other purpose or quoted from or referred to in any document or filed with any government agency, other than its inclusion as an exhibit to the Registration Statement, without our prior written consent.

Yours  very  truly,